Exhibit 99.1

XERIS XERIS BIOPHARMA REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Achieved revenue of $48.1M including record product revenue of $46.5M
Total revenues increased 18% over the prior quarter and 26% over the same period prior year
Ended Q2 with $77.6M in cash, cash equivalents and short-term investments
Tightens full-year 2024 guidance: total net revenue to $190M-$200M and year-end cash balance to $60M-$75M
John Shannon appointed CEO and Kevin McCulloch promoted to President and COO per the Company’s long-standing succession plan
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; August 8, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a fast-growing biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the second quarter and six months ended June 30, 2024 and recent corporate events.

“I am very pleased to report that we posted an outstanding quarter of $48 million in total revenue, which included record product revenue of over $46 million driven by strong demand for all three of our products. Our year-over-year product revenue growth of 26% represents the eleventh consecutive quarter of over 20% growth as our diverse product portfolio of Recorlev®, Gvoke®, and Keveyis® all continue to meet important unmet needs for patients,” said John Shannon, CEO of Xeris Biopharma. “Our strong performance leads us to now envision full year results at the high end of our original range, and we’re tightening our guidance to $190-$200 million from the previous $175-$200 million. We also believe that this performance will enable us to perform at the higher end of our year-end cash range, so we’re tightening that guidance to $60-$75 million.” Mr. Shannon continued, “This is an exciting time for Xeris, and I’m thrilled to be leading as CEO for the next phase of our journey building upon the strong foundation we’ve created to drive our revenues and pipeline to new heights.”
Second Quarter 2024 Highlights

	Three Months Ended June 30,		Change
	2024	2023	$	%
Product revenue (in thousands):
Gvoke	$20,046	$15,638	$4,408	28.2
Keveyis	13,128	14,088	(960)	(6.8)
Recorlev	13,338	7,167	6,171	86.1
Product revenue, net	46,512	36,893	9,619	26.1
Royalty, contract and other revenue	1,553	1,115	438	39.3
Total revenue	$48,065	$38,008	$10,057	26.5
Commercial Products
•Gvoke®: Second quarter net revenue was $20.0 million as compared to $15.6 million in the second quarter of 2023 – an increase of approximately 28%. Gvoke prescriptions topped 65,000 for the first time, growing 27% compared to the same period in 2023. Gvoke’s share of the retail TRx glucagon market grew to approximately 34% at the end of July.

•Keveyis®: Second quarter net revenue was $13.1 million as compared to $14.1 million in the second quarter of 2023 - a decrease of approximately 7% due to generic competition. Net revenue was unchanged from the first quarter of 2024.
•Recorlev®: Second quarter net revenue was $13.3 million – an increase of 86% compared to the second quarter of 2023. The average number of patients on Recorlev increased 124% from the same period in 2023.
Technologies Programs
•XeriSol™ levothyroxine (XP-8121): In May, Xeris announced positive topline results from its Phase 2 multi-center, open label, study of XP-8121 for the treatment of adults with hypothyroidism. The Company anticipates an end-of-Phase 2 meeting with the FDA before year-end.
•XeriSol™ glucagon for pumps: In May, Xeris entered into an exclusive worldwide collaboration and license agreement with Beta Bionics, Inc. for the development and commercialization of a unique glucagon product for use in Beta Bionics’ proprietary bi-hormonal pump and pump systems.

Year-to-Date 2024 Financial Results

	Six Months Ended June 30,		Change
	2024	2023	$	%
Product revenue (in thousands):
Gvoke	$36,625	$30,671	$5,954	19.4
Keveyis	26,213	26,843	(630)	(2.3)
Recorlev	23,937	11,644	12,293	105.6
Product revenue, net	86,775	69,158	17,617	25.5
Royalty, contract and other revenue	1,928	2,046	(118)	(5.8)
Total revenue	$88,703	$71,204	$17,499	24.6

•Gvoke®: Net revenue was $36.6 million for the six months ended June 30, 2024, a 19% increase compared to prior year. Gvoke prescriptions for the first half of 2024 were approximately 124,000 TRx’s, growing approximately 27% compared to the same period in 2023.
•Keveyis®: Net revenue was $26.2 million for the six months ended June 30, 2024, a 2% decrease from last year due to generic competition.
•Recorlev®: Net revenue was $24.0 million for the six months ended June 30,2024, a 106% increase from last year, driven primarily by increases in the number of patients on therapy.
Cost of goods sold remained relatively flat for the three months ended June 30, 2024 compared to the same period ended June 30, 2023. Cost of goods sold increased by $0.9 million for the six months ended June 30, 2024 compared to the same period ended June 30, 2023. The slight increase was attributable to higher product sales, partially offset by favorable product mix driven by higher sales of products with lower cost of goods sold.
Research and development (R&D) expenses decreased slightly by $0.3 million for the three months ended June 30, 2024. For six months ended June 30, 2024, R&D increased by $2.7 million primarily due to higher spending for our pipeline and personnel related expenses.
Selling, general and administrative (SG&A) expenses increased by $2.4 million and $7.1 million for the three and six months ended 2024, respectively, compared to the same periods ended June 30, 2023, due to higher personnel costs.
Net Loss for the three months ended June 30, 2024, was $15.0 million, or $0.10 per share, and a net loss of $34.0 million, or $0.24 per share, for the six months ended June 30, 2024.
Cash, cash equivalents, and short-term investments at June 30, 2024 was $77.6 million compared to $72.5 million at December 31, 2023. Total shares outstanding at July 31, 2024 was 148,998,825.

Upcoming Investor Conferences
Members of the senior management team will be participating in the following investor conferences:
•Wells Fargo Healthcare Conference, September 4-6, 2024
•HC Wainwright Global Investor Conference, September 9-11, 2024
•Cantor Global Healthcare Conference, September 17-19, 2024
Please check with each conference sponsor to arrange 1x1 meetings.

Conference Call and Webcast Details
Xeris will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the Company’s financial and operational results.
To pre-register for the call, please go to the following link: https://www.netroadshow.com/events/login?show=44e9222b&confId=68537 After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Thursday, August 22, 2024 at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 840547
To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/670337574

About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, a proven therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect®, supporting long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for 2024, including projections regarding year-end 2024 cash estimates and total revenue, the potential for growth of revenue, the market and therapeutic potential of its products and product candidates, the potential utility of its formulation platforms, the expected timing of an end-of-Phase 2 meeting with the FDA, its attendance at investor conferences, the composition of its executive team, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Product revenue, net	$46,512	$36,893	$86,775	$69,158
Royalty, contract and other revenue	1,553	1,115	1,928	2,046
Total revenue	48,065	38,008	88,703	71,204
Costs and expenses:
Cost of goods sold	7,790	7,555	13,761	12,874
Research and development	5,759	6,087	13,580	10,925
Selling, general and administrative	39,993	37,635	78,373	71,240
Amortization of intangible assets	2,710	2,710	5,421	5,421
Total costs and expenses	56,252	53,987	111,135	100,460
Loss from operations	(8,187)	(15,979)	(22,432)	(29,256)
Other expense	(6,069)	(4,538)	(10,497)	(8,095)
Net loss before benefit from income taxes	(14,256)	(20,517)	(32,929)	(37,351)
Income tax (expense) benefit	(749)	675	(1,056)	675
Net loss	$(15,005)	$(19,842)	$(33,985)	$(36,676)

Net loss per common share - basic and diluted	$(0.10)	$(0.14)	$(0.24)	$(0.27)

Weighted average common shares outstanding - basic and diluted	148,345,549	137,338,071	144,372,512	137,250,465

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,604	$67,449
Short-term investments	19,964	5,002
Trade accounts receivable, net	42,440	39,197
Inventory	42,977	38,838
Prepaid expenses and other current assets	7,355	5,778
Total current assets	170,340	156,264
Property and equipment, net	5,833	5,971
Intangible assets, net	104,343	109,764
Goodwill	22,859	22,859
Operating lease right-of-use assets	22,864	23,204
Other assets	5,494	4,540
Total assets	$331,733	$322,602
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,798	$11,565
Current operating lease liabilities	5,307	3,495
Other accrued liabilities	23,494	23,510
Accrued trade discounts and rebates	23,275	22,149
Accrued returns reserve	16,197	14,198
Current portion of contingent value rights	420	19,109
Other current liabilities	997	1,167
Total current liabilities	75,488	95,193
Long-term debt, net of unamortized debt issuance costs	230,481	190,932
Non-current contingent value rights	—	1,379
Non-current operating lease liabilities	34,016	34,764
Deferred tax liabilities	3,324	2,268
Other liabilities	7,710	4,848
Total liabilities	351,019	329,384
Total stockholders’ equity (deficit)	(19,286)	(6,782)
Total liabilities and stockholders’ equity (deficit)	$331,733	$322,602